GLOBAL MED TECHNOLOGIES, INC.
                              EXHIBIT 11.2
               STATEMENT RE: COMPUTATION OF PER SHARE LOSS
            OVER THE PERIOD JANUARY 1, 1997 TO JUNE 30, 1997



                                                   Allocation
(Share amounts in thousands)                         days      Calculation
                                                   ----------  -----------


Average shares outstanding                3,993
Net effect of common stock, stock
options and warranty-based on the
treasury stock method using the
initial public offering price               391
                                        -------

Total shares to be used in
computing earnings per share
prior to February 11, 1997                4,384     x  42        184,128

Total shares to be used in
computing earnings per share
subsequent to February 11, 1997           7,990     x 139      1,110,624
                                                    -----      ---------
                                                      181      1,294,752


                          Divided by                                 181
                                                               ---------

Total weighted average shares
outstanding January 1, 1997
through June 30, 1997                                              7,153
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